Exhibit 99.1

December 19, 2013

Dear Shareholder:

On December 5, 2013, we announced a 2-for-1 stock split of MEDNAX, Inc.’s common stock. As a result of the stock split, shareholders of record on the effective date of December 19, 2013 will receive one additional share of MEDNAX common stock for each share of MEDNAX common stock then held, without any further action on the part of MEDNAX’s shareholders. Please do not return or destroy any existing certificates as they continue to represent the shares you owned prior to the stock split. The additional shares received as a result of the stock split are being distributed through the Direct Registration System (DRS) on December 20, 2013, which means shareholders will have full ownership of the additional shares without the responsibility of holding the actual certificates. In order to make the stock split possible, our Board of Directors also authorized the amendment of our Articles of Incorporation to increase the number of authorized shares of our common stock from 100 million to 200 million.

For additional information, refer to the Frequently Asked Questions & Answers About the MEDNAX, Inc. Two-for-One Stock Split.

We are excited about our future and appreciate your continued support.

Sincerely,

/s/ Roger J. Medel, M.D.

Roger J. Medel, M.D.
Chief Executive Officer